Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations	Leon Berman
Tel: +1-203-504-1063	Tel: +1-212-477-8438
fconstantinople@aircastle.com	lberman@igbir.com

Aircastle Announces Fourth Quarter and Full Year 2015 Results

Continuing to Upgrade Fleet and De-risk Business

First Quarter 2016 Dividend of $0.24 per Common Share Declared

$100 Million Share Repurchase Program Reauthorized

Key Financial Metrics

•	Net income was $50.6 million, or $0.63 per diluted common share for the fourth quarter, and $121.7 million, or $1.50 per diluted common share, for the full year

•	Adjusted net income was $54.3 million, or $0.67 per diluted common share for the fourth quarter, and $142.3 million, or $1.75 per diluted common share, for the full year

•	Adjusted EBITDA was $211.0 million for the fourth quarter and $832.1 million for the full year

•	Record cash flow from operations of $526.3 million in 2015, up 14.7%

•	Record gains from sales of flight equipment of $58.0 million in 2015

•	Record cash ROE of 15.6% in 2015; 9.1% net cash interest margin

Highlights

•	Completed $1.4 billion in acquisitions and entered into an agreement with Embraer to purchase 25 new technology E-Jet E2 aircraft

•	Sold 31 aircraft for $563 million

•	Unencumbered flight equipment grew to $3.9 billion

•	Repurchased 2.6 million shares since November 2015; $100 million share repurchase program reauthorized

•	Declared our 39th consecutive quarterly dividend

Stamford, CT. February 11, 2015 – Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) reported fourth quarter 2015 net income of $50.6 million, or $0.63 per diluted common share and adjusted net income of $54.3 million, or $0.67 per diluted common share. Net income for the year

Note: Non-GAAP items reconciled in the Appendix.

ended December 31, 2015 was $121.7 million, or $1.50 per diluted common share, and adjusted net income was $142.3 million, or $1.75 per diluted common share. The fourth quarter results included lease rental and finance lease revenues of $185.7 million, an increase of 3%, versus $179.8 million in the fourth quarter of 2014. For the full year 2015, lease rental and finance lease revenues were $741.1 million, up 2% versus $725.6 million in 2014.

Commenting on the results, Ron Wainshal, Aircastle’s CEO, stated, “Aircastle’s results for the fourth quarter of 2015 were excellent and reflect our continuing successes in seizing the opportunities available in the market last year. For the full year, our accomplishments include record gains from asset sales, consistently excellent operating performance and the aggressive moves we completed to address nearly all of our lease placement requirements for 2016 while actively pruning suboptimal exposures and assets. Importantly, we also enhanced our liquidity base and broadened our banking relationships, leveraging our strategic partnership with Marubeni.”

Mr. Wainshal continued, “Throughout the year we retained our discipline as buyers while still managing to complete $1.4 billion in acquisitions, focusing on narrow-body aircraft. We further demonstrated our commitment to deploy capital efficiently by increasing our dividend and pursuing share buy-backs during the recent stock market drop, returning $123 million in capital to shareholders since the beginning of 2015.”

Mr. Wainshal concluded, “As we look at the current macroeconomic and financial market turbulence, it reaffirms our approach of selectively limiting future capital commitments and maintaining investment flexibility, especially given the fluid historical realities of the markets. The steps we’ve taken to de-risk our business combined with our firm and principled commitment to identifying and exploiting optimum value points in time continues to stand us in good stead. I am confident that Aircastle is fundamentally well positioned to grow and prosper going forward.”

Financial Results

(in thousands, except share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Total Revenues	$208,267	$238,257	$819,202	$818,602
Adjusted EBITDA	$210,972	$233,200	$832,105	$792,283
Net income	$50,641	$72,764	$121,729	$100,828
Per common share—Diluted	$0.63	$0.90	$1.50	$1.25
Adjusted net income	$54,264	$80,145	$142,271	$167,642
Per common share—Diluted	$0.67	$0.99	$1.75	$2.07

Fourth Quarter Results

Total revenues for the fourth quarter were $208.3 million, a decline of $30.0 million, driven by lower maintenance revenues, which typically arise at lease end. Maintenance revenues were $37.1 million lower due to fewer aircraft coming off lease during the fourth quarter of 2015, as compared to 2014 when we early terminated the leases of several aircraft that had been leased to airlines based in Russia and Ukraine.

Adjusted EBITDA for the fourth quarter was $211.0 million, down $22.2 million from the fourth quarter of 2014, due primarily to lower maintenance revenues, partially offset by a $5.9 million increase in lease rental and finance lease revenues and an increase of $5.2 million from gains on sale of flight equipment.

Adjusted net income for the quarter was $54.3 million, down $25.9 million year-over-year. The decrease was due primarily to lower maintenance revenues and a $7.1 million increase in depreciation expense, partially offset by a $9.5 million reduction in non-cash impairment charges arising from the early return and sale of several aircraft during the fourth quarter of 2014.

Full Year Results

Total revenues in 2015 were $819.2 million, essentially flat with the previous year. Lease rental revenues increased $18.8 million versus the previous year, reflecting the growth in flight equipment. However, this increase was largely offset by a $17.0 million reduction in maintenance revenues caused by a lower number of aircraft coming off lease in 2015 compared to the previous year.

Adjusted EBITDA for the full year was $832.1 million, up $39.8 million versus 2014, primarily reflecting $34.9 million more in gains from the sale of flight equipment and a $6.5 million increase in other revenues which included termination fees associated with the disposal of freighter aircraft during 2015.

Adjusted net income for the full year was $142.3 million compared to $167.6 million in 2014, a decrease of $25.4 million. Adjusted net income in 2014 excluded a $36.6 million charge associated with the early repayment of 9.75% debt, which was refinanced at a substantially lower coupon.

Aviation Assets

During 2015, we acquired 46 aircraft for $1.4 billion, including 14 aircraft for $384.8 million during the fourth quarter. The average age of the aircraft acquired during 2015 was 5.0 years and the leases had an average remaining term of approximately 8.6 years. Of the 46 aircraft purchased during the year, 43 were narrow-bodies.

We currently have acquired or committed to acquire ten narrow-body aircraft in 2016 for $380 million. In addition, during 2015 Aircastle entered into an agreement with Embraer to acquire 25 new technology E-Jet E2 aircraft delivering in 2018 through 2021.

During 2015, we sold 31 aircraft for net proceeds of $562.5 million, and realized a record gain on the sale of flight equipment of $58.0 million. The weighted average age of the aircraft sold during 2015 was 15.5 years.

In the fourth quarter of 2015, we completed the sale of eleven aircraft, including two wide-body and two freighter aircraft. Our portfolio activity helped reduce our freighter exposure to eleven aircraft accounting for ten percent of our total fleet net book value, representing a significant reduction in exposure.

During the first quarter, we continued executing our sales program and we expect to sell six narrow-body aircraft to our joint venture with Ontario Teachers’ Pension Plan (“Teachers’”) for gross proceeds of more than $190 million. The aircraft are leased to major customers and the sale will help us manage portfolio concentrations while improving our return on deployed capital. Upon completion, our joint venture with Teachers’ will have nearly $700 million in assets.

2015 Aircraft Sales through December 31

($ in millions)

Aircraft Type	Number of Aircraft	Weighted Average Age (years)	Maintenance Revenue	Gain (Loss) on Sale of Flight Equipment	Impairments	Pre-Tax Impact
Narrow-bodies	21	14.8	$12.3	$41.4	$(5.3)	$48.4
Wide-bodies	6	15.9	—	17.9	—	17.9
Freighters	4	18.3	11.4	(1.3)	(17.9)	(7.8)

Total	31	15.5	$23.7	$58.0	$(23.2)	$58.6

As of December 31, 2015, Aircastle owned 162 aircraft having a net book value of $6.1 billion and managed five aircraft on behalf of our joint venture with Teachers’.

	Owned Aircraft as of December 31, 2015(1)	Owned Aircraft as of December 31, 2014(1)	Owned Aircraft as of December 31, 2013(1)
Total Flight Equipment Held for Lease ($ mils.)	$6,068	$5,686	$5,190
Unencumbered Flight Equipment Held for Lease ($ mils.)	$3,928	$3,341	$2,655
Number of Aircraft	162	148	162
Number of Unencumbered Aircraft	118	95	80
Weighted Average Fleet Age (years)(2)	7.5	8.4	9.9
Weighted Average Remaining Lease Term (years)(3)	5.9	5.4	5.0
Weighted Average Fleet Utilization for the year ended(4)	99.3%	99.6%	98.7%
Portfolio Yield for the year ended(5)	12.6%	13.3%	13.6%
Net Cash Interest Margin(6)	9.1%	10.0%	9.7%

(1)	Calculated using net book value of flight equipment held for lease and net investment in finance leases at period end.
(2)	Weighted average age (years) by net book value.
(3)	Weighted average remaining lease term (years) by net book value.
(4)	Aircraft on-lease days as a percent of total days in period weighted by net book value.
(5)	Lease rental revenue for the period as a percent of the average net book value of flight equipment held for lease for the period.
(6)	Net Cash Interest Margin = Lease rental yield minus interest on borrowings, net of settlements on interest rate derivatives, and other liabilities / average NBV of flight equipment for the period calculated on a quarterly basis, annualized.

Share Repurchases

Since November 2015, the Company acquired 2.6 million shares at an average price of $19.19 per share, 955 thousand shares of which were purchased at an average price of $19.81 per share during the fourth quarter of 2015. We acquired an additional 1.65 million shares at an average price of $18.83 per share since the start of 2016. Aircastle’s Board of Directors just reauthorized our $100 million share repurchase program.

2015 Financing Activity

We raised $800 million of new financing during 2015. This included $500 million of Senior Notes due in 2022 and $150 million in long-term secured bank loans obtained from Japanese institutions. We also increased the size of our Revolving Credit Facility from $450 million to $600 million and extended its maturity to May 2019. The capital raised during the year provided us with additional resources to pursue aircraft acquisitions and enhanced our financial flexibility.

Common Dividend

On February 9, 2016, Aircastle’s Board of Directors declared a first quarter 2016 cash dividend on its common shares of $0.24 per share, payable on March 15, 2016 to shareholders of record on February 29, 2016. Aircastle increased the dividend six times since 2010.

Conference Call

In connection with this earnings release, management will host an earnings conference call on Thursday, February 11, 2016 at 10:00 A.M. Eastern time. All interested parties are welcome to participate on the live call. The conference call can be accessed by dialing (888) 438-5525 (from within the U.S. and Canada) or (719) 325-2464 (from outside of the U.S. and Canada) ten minutes prior to the scheduled start and referencing the passcode “1343968”.

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.aircastle.com. Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for one month following the call. In addition to this earnings release an accompanying power point presentation has been posted to the Investor Relations section of Aircastle’s website.

For those who are not available to listen to the live call, a replay will be available until 1:00 P.M. Eastern time on Saturday, March 12, 2016 by dialing (888) 203-1112 (from within the U.S. and Canada) or (719) 457-0820 (from outside of the U.S. and Canada); please reference passcode “1343968”.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of December 31, 2015, Aircastle’s aircraft portfolio consisted of 162 aircraft on lease with 53 customers located in 34 countries.

Safe Harbor

All statements included or incorporated by reference in this Press Release (this “Release”), other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted EBITDA and Adjusted Net Income and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1 A of Aircastle’s 2014 Annual Report on Form 10-K and our Form 10-Q filed for the quarter ended September 30, 2015, and elsewhere in this Release. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this Release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$155,904	$169,656
Accounts receivable	8,566	3,334
Restricted cash and cash equivalents	98,137	98,884
Restricted liquidity facility collateral	65,000	65,000
Flight equipment held for lease, net of accumulated depreciation of $1,306,024 and $1,294,063, respectively	5,867,062	5,579,718
Net investment in finance and sales-type leases	201,211	106,651
Unconsolidated equity method investment	50,377	46,453
Other assets	123,707	105,450

Total assets	$6,569,964	$6,175,146

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Borrowings from secured financings, net of debt issuance costs	$1,146,238	$1,373,131
Borrowings from unsecured financings, net of debt issuance costs	2,894,918	2,371,456
Accounts payable, accrued expenses and other liabilities	131,058	140,863
Lease rentals received in advance	67,327	53,216
Liquidity facility	65,000	65,000
Security deposits	115,642	117,689
Maintenance payments	370,281	333,456

Total liabilities	4,790,464	4,454,811

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Preference shares, $.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common shares, $.01 par value, 250,000,000 shares authorized, 80,232,260 shares issued and outstanding at December 31, 2015; and 80,983,249 shares issued and outstanding at December 31, 2014	802	810
Additional paid-in capital	1,550,337	1,565,180
Retained earnings	241,574	192,805
Accumulated other comprehensive loss	(13,213)	(38,460)

Total shareholders’ equity	1,779,500	1,720,335

Total liabilities and shareholders’ equity	$6,569,964	$6,175,146

Aircastle Limited and Subsidiaries

Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues:
Lease rental revenue	$183,394	$178,202	$733,417	$714,654
Finance and sales-type lease revenue	2,306	1,559	7,658	10,906
Amortization of lease premiums, discounts and lease incentives	(376)	1,080	(10,664)	(6,172)
Maintenance revenue	15,901	52,971	71,049	88,006

Total lease revenue	201,225	233,812	801,460	807,394
Other revenue	7,042	4,445	17,742	11,208

Total revenues	208,267	238,257	819,202	818,602

Operating expenses:
Depreciation	81,245	74,135	318,783	299,365
Interest, net	59,514	56,827	243,577	238,378
Selling, general and administrative (including non-cash share based payment expense of $1,556 and $1,077 for the three months ended and $5,537 and $4,244 for the twelve months ended December 31, 2015 and 2014, respectively)	13,535	13,955	56,198	55,773
Impairment of aircraft	17,477	26,988	119,835	93,993
Maintenance and other costs	2,376	2,017	11,502	7,239

Total expenses	174,147	173,922	749,895	694,748

Other income (expense):
Gain on sale of flight equipment	14,983	9,762	58,017	23,146
Loss on extinguishment of debt	—	—	—	(36,570)
Other	578	449	919	1,207

Total other income (expense)	15,561	10,211	58,936	(12,217)

Income from continuing operations before income taxes	49,681	74,546	128,243	111,637
Income tax provision	734	2,938	12,771	13,863
Earnings of unconsolidated equity method investment, net of tax	1,694	1,156	6,257	3,054

Net income	$50,641	$72,764	$121,729	$100,828

Earnings per common share — Basic:
Net income per share	$0.63	$0.90	$1.50	$1.25

Earnings per common share — Diluted:
Net income per share	$0.63	$0.90	$1.50	$1.25

Dividends declared per share	$0.24	$0.22	$0.90	$0.82

Aircastle Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Years Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$121,729	$100,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	318,783	299,365
Amortization of deferred financing costs	14,878	13,961
Amortization of net lease discounts and lease incentives	10,664	6,172
Deferred income taxes	(6,889)	2,863
Non-cash share based payment expense	5,537	4,244
Cash flow hedges reclassified into earnings	24,023	34,979
Security deposits and maintenance payments included in earnings	(35,843)	(107,031)
Gain on the sale of flight equipment	(58,017)	(23,146)
Loss on extinguishment of debt	—	36,570
Impairment of aircraft	119,835	93,993
Other	(896)	(878)
Changes on certain assets and liabilities:
Accounts receivable	(5,406)	(509)
Other assets	(5,033)	(11,146)
Accounts payable, accrued expenses and other liabilities	7,255	1,345
Lease rentals received in advance	15,665	7,176

Net cash provided by operating activities	526,285	458,786

Cash flows from investing activities:
Acquisition and improvement of flight equipment	(1,320,669)	(1,672,460)
Proceeds from sale of flight equipment	562,518	832,961
Restricted cash and cash equivalents related to sale of flight equipment	(17,000)	—
Aircraft purchase deposits and progress payments, net of returned deposits and aircraft sales deposits	(6,812)	—
Net investment in finance leases	(91,648)	(14,258)
Collections on finance leases	9,559	10,312
Unconsolidated equity method investment and associated costs	—	(18,255)
Distributions from unconsolidated equity method investment in excess of earnings	—	667
Other	(610)	(569)

Net cash used in investing activities	(864,662)	(861,602)

Cash flows from financing activities:
Issuance of shares net of repurchases	(20,881)	(2,092)
Proceeds from notes and term debt financings	975,000	1,003,200
Securitization and term debt financing repayments	(681,393)	(984,517)
Deferred financing costs	(11,881)	(15,843)
Restricted secured liquidity facility collateral	—	42,000
Liquidity facility	—	(42,000)
Restricted cash and cash equivalents related to financing activities	17,747	23,889
Debt extinguishment costs	—	(32,835)
Security deposits and maintenance payments received	152,391	178,805
Security deposits and maintenance payments returned	(33,398)	(152,900)
Payments for terminated cash flow hedges and payment for option	—	(33,427)
Dividends paid	(72,960)	(66,421)

Net cash provided by (used in) financing activities	324,625	(82,141)

Net increase in cash and cash equivalents	(13,752)	(484,957)
Cash and cash equivalents at beginning of year	169,656	654,613

Cash and cash equivalents at end of year	$155,904	$169,656

Aircastle Limited and Subsidiaries

Supplemental Financial Information

(Amount in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenues	$208,267	$238,257	$819,202	$818,602
EBITDA	$192,510	$205,584	$707,524	$658,606
Adjusted EBITDA	$210,972	$233,200	$832,105	$792,283
Adjusted net income	$54,264	$80,145	$142,271	$167,642
Adjusted net income allocable to common shares	$53,828	$79,545	$141,191	$166,425
Per common share – Basic	$0.67	$0.99	$1.75	$2.07
Per common share – Diluted	$0.67	$0.99	$1.75	$2.07
Basic common shares outstanding	80,263	80,390	80,489	80,389
Diluted common shares outstanding	80,263	80,390	80,489	80,389

Refer to the selected information accompanying this press release for a reconciliation of GAAP to Non-GAAP information.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

EBITDA and Adjusted EBITDA Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Net income	$50,641	$72,764	$121,729	$100,828
Depreciation	81,245	74,135	318,783	299,365
Amortization of net lease discounts and lease incentives	376	(1,080)	10,664	6,172
Interest, net	59,514	56,827	243,577	238,378
Income tax provision	734	2,938	12,771	13,863

EBITDA	$192,510	$205,584	$707,524	$658,606
Adjustments:
Impairment of aircraft	17,477	26,988	119,835	93,993
Loss on extinguishment of debt	—	—	—	36,570
Non-cash share based payment expense	1,556	1,077	5,537	4,244
Gain on mark to market of interest rate derivative contracts	(571)	(449)	(791)	(1,130)

Adjusted EBITDA	$210,972	$233,200	$832,105	$792,283

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-US GAAP measure is helpful in identifying trends in our performance.

This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.

EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the board of directors to review the consolidated financial performance of our business.

We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Adjusted Net Income Reconciliation

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
	(Dollars in thousands)
Net income	$50,641	$72,764	$121,729	$100,828
Loss on extinguishment of debt(2)	—	—	—	36,570
Ineffective portion and termination of hedges(1)	(54)	619	455	660
Gain on mark to market of interest rate derivative contracts(2)	(571)	(449)	(791)	(1,130)
Non-cash share based payment expense(3)	1,556	1,077	5,537	4,244
Term Financing No. 1 hedge loss amortization charges(1)	—	3,310	4,401	14,854
Securitization No. 1 hedge loss amortization charges (1)	2,692	2,824	10,940	11,616

Adjusted net income	$54,264	$80,145	$142,271	$167,642

(1)	Included in Interest, net.
(2)	Included in Other income (expense).
(3)	Included in Selling, general and administrative expenses.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Cash Return on Equity Calculation

(Dollars in thousands)

(Unaudited)

	CFFO	Finance Lease Collections	Gain (Loss) on Sale of Eqt.	Deprec.	Distributions in excess (less than) Equity Earnings	Cash Earnings	Average Shareholders’ Equity	12 Month Cash ROE
2008	$333,626		$6,525	$201,759		$138,392	$1,242,635	11.1%
2009	$327,641		$1,162	$209,481		$119,322	$1,205,284	9.9%
2010	$356,530		$7,084	$220,476		$143,138	$1,300,953	11.0%
2011	$359,377		$39,092	$242,103		$156,366	$1,370,513	11.4%
2012	$427,277	$3,852	$5,747	$269,920		$166,956	$1,425,658	11.7%
2013	$424,037	$9,508	$37,220	$284,924		$185,841	$1,513,156	12.3%
2014	$458,786	$10,312	$23,146	$299,365	$667	$193,546	$1,661,228	11.7%
2015	$526,285	$9,559	$58,017	$318,783	($530)	$274,548	$1,759,871	15.6%

Note: LTM Average Shareholders’ Equity is the average of the most recent five quarters period end Shareholders’ Equity. Management believes that the cash return on equity metric (Cash ROE) when viewed in conjunction with the Company’s results under US GAAP and the above reconciliation, provide useful information about operating and period-over-period performance, and provide additional information that is useful for evaluating the underlying operating performance of our business without regard to periodic reporting impacts related to non-cash revenue and expense items and interest rate derivative accounting, while recognizing the depreciating nature of our assets.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Interest Margin Calculation

(Dollars in thousands)

(Unaudited)

	Average NBV of Flight Equipment	Quarterly Lease Rental Revenue	Cash Interest(1)	Annualized Net Cash Interest Margin
Q1:11	$4,041,967	$141,116	$41,278	9.9%
Q2:11	$4,143,446	$143,356	$43,217	9.7%
Q3:11	$4,222,512	$145,890	$42,066	9.8%
Q4:11	$4,374,921	$149,848	$43,041	9.8%
Q1:12	$4,388,008	$152,242	$44,969	9.8%
Q2:12	$4,516,973	$153,624	$48,798	9.3%
Q3:12	$4,602,185	$159,546	$41,373	10.3%
Q4:12	$4,605,783	$158,090	$43,461	10.0%
Q1:13	$4,619,204	$156,590	$48,591	9.4%
Q2:13	$4,711,790	$157,918	$47,869	9.3%
Q3:13	$4,717,877	$161,148	$47,682	9.6%
Q4:13	$4,972,040	$169,274	$49,080	9.7%
Q1:14	$5,168,851	$174,335	$51,685	9.5%
Q2:14	$5,582,359	$183,231	$48,172	9.7%
Q3:14	$5,412,299	$178,886	$44,820	9.9%
Q4:14	$5,373,733	$178,202	$44,459	10.0%
Q1:15	$5,637,513	$177,146	$50,235	9.0%
Q2:15	$5,850,516	$184,839	$51,413	9.1%

(1)	Excludes loan termination payments of $3.2 million and $3.0 million in the second quarter of 2011 and 2013 respectively.

Aircastle Limited and Subsidiaries

Selected Financial Guidance Elements for the First Quarter of 2016

($ in millions, except for percentages)

(Unaudited)

Guidance Item	Q1:16
Lease rental revenue	$177 - $181
Finance lease revenue	$3 - $4
Maintenance revenue	$0 - $2
Amortization of net lease discounts and lease incentives	($4) - ($5)
SG&A	$13 - $15
Depreciation	$76 - $78
Interest, net	$59 - $61
Gain on sale	$8 - $10
Full year effective tax rate	10% - 11%

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2015		Twelve Months Ended December 31, 2015
	Shares	Percent(1)	Shares	Percent(1)
Weighted-average shares:
Common shares outstanding – Basic	80,263	99.20%	80,489	99.24%
Unvested restricted common shares	650	0.80%	616	0.76%

Total weighted-average shares outstanding	80,912	100.00%	81,105	100.00%

Net income allocation
Net income	$50,641	100.00%	$121,729	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(407)	(0.80%)	(924)	(0.76%)

Earnings available to common shares	$50,234	99.20%	$120,805	99.24%

Adjusted net income allocation
Adjusted net income	$54,264	100.00%	$142,271	100.00%
Amounts allocated to unvested restricted shares	(436)	(0.80%)	(1,080)	(0.76%)

Amounts allocated to common shares	$53,828	99.20%	$141,191	99.24%

(1)	Percentages rounded to two decimal places.

Aircastle Limited and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Reconciliation of Net Income Allocable to Common Shares

(In thousands)

(Unaudited)

	Three Months Ended December 31, 2014		Twelve Months Ended December 31, 2014
	Shares	Percent(1)	Shares	Percent(1)
Weighted-average shares:
Common shares outstanding – Basic	80,390	99.25%	80,389	99.27%
Unvested restricted common shares	606	0.75%	588	0.73%

Total weighted-average shares outstanding	80,996	100.00%	80,977	100.00%

Net income allocation
Net income	$72,764	100.00%	$100,828	100.00%
Distributed and undistributed earnings allocated to unvested restricted shares	(544)	(0.75%)	(732)	(0.73%)

Earnings available to common shares	$72,220	99.25%	$100,096	99.27%

Adjusted net income allocation
Adjusted net income	$80,145	100.00%	$167,642	100.00%
Amounts allocated to unvested restricted shares	(600)	(0.75%)	(1,217)	(0.73%)

Amounts allocated to common shares	$79,545	99.25%	$166,425	99.27%

(1)	Percentages rounded to two decimal places.